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Exhibit 2. Press Release dated July 1, 1996.

FOR IMMEDIATE RELEASE

Contacts: Alan Dempsey            Mary Conroy          Peter Dobrow
          Ground Round            Ground Round         Creamer, Dickson, Basford
          (617) 380-3125          (617)380-3121        (212) 887-8145

GROUND ROUND RESTAURANTS SELLS 16 SITES

BRAINTREE, Mass., July 1, 1996 - Ground Round Restaurants, Inc. (Nasdaq: GRXR) announced today that the Company has agreed to sell up to 16 units to Lone Star Steakhouse and Saloon, Inc. (Nasdaq: STAR) for up to $16 million in cash. Proceeds will be used to reduce funded bank debt by approximately 25 percent as well as for general corporate purposes.

"The sale of these units should enable the Company to accelerate implementation of its program of offering its new, greatly expanded menu for both its adult and children customers, seasonal menus and superior quality food and service," said Daniel R. Scoggin, Chairman of the Board, Chief Executive Officer and President of The Ground Round. "In fact, year-to-date, The Ground Round has outperformed the industry segment in positive store sales as a result of the food and service programs we now have in place.

"By reducing Company debt and providing resources for additional investment, we expect this transaction to position the Company for future growth," Scoggin added.

Closing is expected within 90 days, pending satisfaction of certain conditions.

Ground Round Restaurants, Inc. operates 147 Company and franchises 44 family-oriented, full-service, casual dining restaurants in the Northeast, Mid-Atlantic and Midwest regions of the United States.